Exhibit 99.1

November 15, 2022

Tofutti Press Release

Company Contact:	Steve Kass
Chief Executive/Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES RESULTS FOR THIRTEEN AND THIRTY-NINE WEEKS ENDED OCTOBER 1, 2022

Cranford, New Jersey — November 15, 2022 — TOFUTTI BRANDS INC. (OTCQX Symbol: TOFB) issued its results for the thirteen and thirty-nine weeks ended October 1, 2022 today.

Tofutti Brands reported net sales of $2,896,000 for the thirteen weeks ended October 1, 2022 compared to net sales of $3,356,000 for the thirteen weeks ended October 2, 2021. Sales of our vegan cheese products decreased to $2,334,000 in the thirteen weeks ended October 1, 2022 from $2,816,000 in the thirteen weeks ended October 2, 2021, due to the timing of cheese promotions that occurred last year. Sales of our frozen dessert and frozen food products, which consist primarily of frozen dessert products, increased slightly to $562,000 in the thirteen weeks ended October 1, 2022 from $540,000 for the thirteen weeks ended October 2, 2021.

Our gross profit decreased significantly to $427,000 for the thirteen weeks ended October 1, 2022 from $818,000 for the thirteen weeks ended October 2, 2021, due partially to the reduction in sales. Our gross profit percentage was 15% for the thirteen weeks ending October 1, 2022 compared to 24% for the thirteen weeks ending October 2, 2021. The decrease in both our gross profit and gross profit percentage were primarily caused by the substantial increases in the costs for certain ingredients. These substantial cost increases were due primarily to the lingering supply chain issues caused by the Covid-19 pandemic and the record high cost of petroleum. Besides causing substantial increases in our freight expenses, the high cost of petroleum has also directly impacted the costs of certain ingredients and packaging such as the plastic packaging we use for our spreadable cheese products. We anticipate that our gross profit dollars and gross profit percentage will continue to be negatively affected for the balance of fiscal year 2022.

We had a net loss of $192,000, or a $0.04 loss per share (basic and diluted), for the thirteen weeks ended October 1, 2022 compared to net income of $228,000, or $0.04 (basic and diluted) per share, for the thirteen weeks ended October 2, 2021.

As of October 1, 2022, we had approximately $965,000 in cash and our working capital was approximately $3,994,000, compared with approximately $1,698,000 in cash and working capital of $4,326,000 at January 1, 2022. The decrease in cash is primarily due to the use of funds to purchase inventories during the period, due to management’s decision to purchase ingredients in advance of production needs to ensure an adequate supply and to prevent future production disruptions.

Mr. Steven Kass, Chief Executive and Financial Officer of the Company stated, “We look forward to improved results in the fourth quarter of 2022 as the price increases we have announced take effect and expect that our cash position will also improve.”

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than twenty-five (25) dairy-free foods including cheese products and frozen desserts. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than fifteen (15) countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty

Forward-Looking Statements

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to the impact of COVID-19 on the economy and our operations, business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS, INC.

Unaudited Condensed Statements of Operations

(in thousands, except per share figures)

	Thirteen weeks ended October 1, 2022	Thirteen weeks ended October 2, 2021	Thirty-nine weeks ended October 1, 2022	Thirty-nine weeks ended October 2, 2021

Net sales	$2,896	$3,356	$9,338	$9,533
Cost of sales	2,469	2,538	7,526	6,956
Gross profit	427	818	1,812	2,577

Operating expenses:
Selling and warehouse	261	282	834	909
Marketing	103	38	370	173
Research and development	26	24	108	99
General and administrative	298	331	987	1,097
	688	675	2,299	2,278

Income (loss) from operations	(261)	143	(487)	299

Other income:
SBA loan forgiveness	—	—	165	—

Income (loss)before interest expense and income taxes	(261)	143	(322)	299
Interest expense	—	7	—	19
(Loss) income before income tax	(261)	136	(322)	280
Income tax expense (benefit)	(69)	16	(127)	52

Net income (loss)	$(192)	$120	$(195)	$228

Weighted average common shares outstanding:
Basic	5,154	5,154	5,154	5,154
Diluted	5,154	5,436	5,154	5,154

Earnings (loss) per common share:
Basic	$(0.04)	$0.02	$(0.04)	$0.04
Diluted	$(0.04)	$0.02	$(0.04)	$0.04

TOFUTTI BRANDS INC.

Unaudited Condensed Balance Sheets

(in thousands, except share and per share figures)

	October 1, 2022	January 1, 2022
Assets
Current assets:
Cash	$965	$1,698
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $480 and $435, respectively	1,175	1,336
Inventories	2,694	1,874
Prepaid expenses and other current assets	56	98
Total current assets	4,890	5,006

Operating lease right-of-use assets	119	203
Deferred tax assets	245	112
Other assets	19	21
Total assets	$5,273	$5,342

Liabilities and Stockholders’ Equity
Current liabilities:
SBA loan payable	$—	$165
Income taxes payable	42	46
Accounts payable	359	122
Accrued expenses	495	347
Total current liabilities	896	680

Operating lease liabilities	5	95
Total liabilities	901	775

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued and outstanding	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, 5,153,706 shares issued and outstanding	52	52
Additional paid-in capital	207	207
Retained earnings	4,113	4,308
Total stockholders’ equity	4,372	4,567
Total liabilities and stockholders’ equity	$5,273	$5,342